EXHIBIT 99.2
LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
July 24, 2008
4:00 pm CT

Operator:	Welcome to the Endologix second-quarter 2008 conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please star-0 for operator assistance.

As a reminder, this conference is being recorded July 24, 2008. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are John McDermott, president and chief executive officer, and Bob Krist, chief financial officer.

Earlier this afternoon, Endologix issued a press release announcing financial results for the 2008-second quarter. If you have not received this news release or if you had like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Amy Higgins.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

This call is also being broadcast live over the internet at www.endologix.com and a replay of the call will be available on the company’s Web site for the next 14 days. Before we begin, I would like to caution listeners to comments made by management during this conference call will include forward-looking statements within the meaning of Federal Securities laws.

These forward-looking statements involve materials risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix annual report on form 10K and subsequent reports as filed with the Securities & Exchange Commission. Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, July 24, 2008.

Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said, I would like to turn the call over to John McDermott. John?

John McDermott:	Thank you Jody. I would like to extend my thanks to each of you for joining us this afternoon. I am pleased to be speaking with you on my first conference call as president and chief executive officer of Endologix. I have been familiar with the company for many years and in fact, it was my division at Bard that launched the original Powerlink System in Europe back in 1999, and formerly supplied Endologix with ePTFE graft material.

I have been in the peripheral vascular market for about 20 years and I have always been impressed by the Powerlink platform and its commercial potential. I accepted the chief executive position at Endologix because it’s a significant opportunity based on the Powerlink System’s strong, long-term clinical results in our current low market share.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

I believe we have significant growth potential and I am committing to building a high-growth, profitable business. During the past two months, I have met with our customers, our sales force and our employees in Irvine, CA. Today I will be sharing my thoughts on several key initiatives to improve our performance and capture a larger share of the endovascular AAA market.

First, I am pleased to report our continued revenue growth. Global sales for the 2008 second quarter were $9.3 million, up 48% from the 2007 second quarter and up 11% sequentially. Our domestic revenue of $7.9 million was up 47% over the 2007 second quarter and 15% sequentially.

Although we are reporting strong growth for the quarter given our year-to-date total product revenue of $17.6 million, I believe it is prudent to adjust our 2008 full year-revenue guidance. We now expect that our total revenue for the year will range from $37 million to $40 million, which compares with our previous revenue guidance of $39 million to $43 million. Our adjusted guidance reflects significant growth to 38% to 47% compared with 2007 and represents continued growth in the second half of 2008.

In reviewing the other metrics in our 2008 full-year guidance, we continue to expect our 2008 gross margin will be in the 71% to 75% range, an increase of 900 to1,300 basis points over 2007. We are increasing our expense-guidance range to $39 million to $41 million compared with our previous guidance of $35 million to $39 million.

This decision is based on a detailed expense forecast for the second half of 2008 that factors in higher-than-expected legal fees, some personnel-transition costs related to executive hires, and launch expenses associated with our two upcoming product introductions. The good news is that most of these

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

incremental costs are non-operating so our profitability profile for next year looks very promising.

However, as a result of the sales and expense adjustments, we are moving our expectation of generating positive cash flow from operations to the first half of 2009. To provide sufficient liquidity as we move toward profitability, we have increased our available bank financing from $5 million up to $8 million. Although we believe our current cash to be sufficient to avoid borrowing, the additional available credit provides ample cushion to avoid a dilutive equity financing.

We are committed to grow and reaching profitability at Endologix and I’d like to share with you a numbers sales initiatives being implemented in the second half of this year that I believe will better position us to reach these objectives. First, I am pleased to announce that Joe DeJohn has recently joined Endologix as vice president of sales. Joe has a strong track record for driving sales growth in the peripheral vascular market. I have worked with Joe in the past and believe he has the ideal skills and experience to lead our talented sales team. We are also in the process of evaluating our current sales-territory alignments. We recently acquired current AAA procedural data and are building an optimal territory map.

When completed, we will compare the optimal map to our current sales-territory map and make adjustments over time, while minimizing customer and sales-representative disruption. This alignment initiative will also give us a road map for the location of new reps as we expand our sales force in the future.

Additionally, effective July 1st, we implemented a new sales force-compensation plan that puts greater emphasis on per-territory sales increases

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

and better supports our strategy to grow and take market share. We are also dedicating additional focus and resources on sales training. Our past sales rep turnover has been higher than I’d like, and I believe we can lower turnover by better preparing our sales reps to be successful early in their tenures.

To assist in this initiative, we have hired a dedicated sales-training manager with significant AAA experience. In addition to implementing these sales initiatives, we expect to launch two new important products over the next nine months. First, in this year’s fourth quarter, we plan to introduce our 34-mm aortic cuffs. These devices have some unique competitive advantages and will allow us to compete in a new market segment, which represents about 10% to 15% percent of the AAA procedures.

We already have a good reputation for being able to treat tough anatomies and these cuffs will further strengthen our position. In the first half of 2009, we expect to introduce the new delivery system designed to make Power Link Device Deployment very simple and intuitive. We have received very encouraging feedback from physicians and believe the new system will drive some incremental growth for us in 2009.

With those comments, I would like to turn the call over to Bob Krist to review our financial performance. Bob?

Bob Krist:	Thanks, John and good afternoon to all. Well, as John just mentioned, the Powerlink System product revenue for the second quarter was $9.3 million, which represented a 48% increase from $6.3 million in the second quarter of 2007, and an 11% sequential increase over the first quarter of 2008.

Domestic product sales increased by 47% to $7.9 million from $5.4 million last year and by 15% sequentially from $6.8 million in this year’s first quarter.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

The 47% year-over-year domestic-sales increase was driven by a 26% increase in the number of covered sales territories and by a 15% increase in average sales per territory.

The 15% sequential-quarter increase in domestic sales was the product of an 8% increase in the number of covered territories and a 7% increase in sales per territory. International sales for the quarter were $1.4 million, up by 54% from $895,000 in the prior-year second quarter and down by 6% from $1.5 million in the first quarter of 2008.

However, international sales in the first quarter included an initial stocking order of some $278,000 to Cosmotec, our distributor in Japan following receipt of Shonin approval for the Powerlink System this past February. Gross profit increased by 83% to $6.7 million compared to $3.7 million in the second quarter of 2007. This was driven by both strong sales-growth and strong gross-margin improvement.

More specifically, gross margin was 72% of total revenue in the second quarter and that was up from 58% in the prior-year quarter and up from 70% in the first quarter of this year. We have now realized about a 15% margin-point improvement relative to the second quarter of 2007 from the in-house production of our ePTFE graft material, and we have now reached the lower end of our margin-guidance range of 71% to 75% for the full year.

And while we have achieved most of the impact expected from producing graft material in-house, we do anticipate additional, gradual margin improvement over the balance of 2008.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

Total operating expenses were $10.5 million in the second quarter compared with $7.6 million in the prior-year quarter. That represents a 39% year-over-year increase.

Sales and marketing expense increased by 31% and that was due to the number of covered sales territories increasing by 26% in the period, and by the impact of higher, variable sales commissions on the 47% domestic-sales increase.

Research, development and clinical expenses for the second quarter of 2008 were $1.8 million versus $1.5 million last year. This increase was primarily due to late-stage product-development expense related to new products, which involved considerable destructive product-testing to verify product design.

General and administrative expenses were $2.6 million versus $1.4 million last year. The increase was almost entirely attributable to two areas -— about one-third of it, $370,000 reflects increased legal fees, and about one-half of the increase was in costs associated with the CEO succession which occurred during the second quarter of 2008. Also, total stock-option expense was $718,000 compared with $624,000 in the 2007 second quarter.

Overall, the net loss in the second quarter of 2008 was $3.8 million or 9 cents per share, which compares with a net loss of $3.7 million, also 9 cents per share, for the second quarter of 2007. Stock-option expense was 2 cents per share in both periods.

For the six months of 2008, total product revenue was $17.6 million, up by 41% from $12.5 million for the first six months of 2007.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

Domestic revenue also increased by 41% to $14.7 million and international revenue increased by 40% to $2.9 million. The 41% year-over-year domestic-sales increase was driven by an 18% increase in the number of covered sales territories and by a 19% increase in average sales per territory.

Gross-profit dollars increased by 69% to $12.5 million, compared to $7.4 million in the first six months of 2007, driven by the 41% product-sales increase and by more than 1,200 basis points of margin improvement. Gross margin was 71% in the first half of 2008, compared to 59% in the same period last year.

Total operating expenses for the six months of 2008 were $20.1 million versus $16 million in comparable period in 2007. Overall, that represents a 26% increase.

Marketing and sales expenses increased by 21% to $11.9 million in first half of 2008 from $9.9 million last year. This increase was due to the number of covered sales territories increasing by 18% and the impact of higher variable-sales commissions on the 41% domestic-sales increase.

Research, development and clinical expenses for the first half of 2008 were $3.3 million versus $3.1 million in the first half of last year, and all of that increase occurred during the second quarter and was discussed earlier.

General and administrative expenses were $4.9 million in the first half of 2008 versus $3.1 million in the comparable period last year. Again, the increases were almost entirely in the same two areas as in the second-quarter comparison. About half of the increase, $815,000 was in legal fees and about 30% or $550,000 of the increase was related to the CEO succession.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

These latter costs are non-recurring in nature and the impact is essentially complete now with the June numbers. So, the net loss for the first six months of 2008 narrowed to $7.5 million, or 17 cents per share, from a net loss of $8.2 million, or 19 cents per share, for the first six months of 2007. Stock-option expense for the first six months of 2008 was $1.3 million, or 3 cents per share, versus $1.1 million, also 3 cents per share in the first six months of last year.

During the second quarter, we continued to improve our control over working capital. Accounts receivable days’ sales outstanding average 51 including both domestic and international accounts, and stood at 51 days at quarter end. Inventory turnover improved by 27% to 1.4 times at the end of the quarter, compared to 1.1 times at this point last year.

Total cash and marketable securities at June 30th, was $6.1 million compared to $9.2 million as of December 31st of last year, and $7.1 million as of this past March 31st. Consequently, the burn in the second quarter was a net of $1.7 million and cash used has averaged about $500,000 per month through the first half of this year.

Given the leverage we enjoy in converting each new dollar of revenue into about 75 cents of cash, we remain confident that our currently available cash position, together with now $8 million of available bank financing, will provide ample working-capital flexibility for Endologix to execute its business plan, and achieve sustainable positive cash-flow from operations without requiring an equity financing.

With that, I will turn the call back to John.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

John McDermott:	Thanks Bob. I am excited about the future of Endologix and our ability to capture additional shares of the AAA endovascular market. With the recent addition of Joe DeJohn and our second-half sales initiatives, we are well-positioned to become a meaningful player in this market. We have a great technology platform with excellent clinical results and a new-product pipeline expected to strengthen our competitive position.

We believe the future will be exciting for both the employees and the shareholders of Endologix. With that said, I would like to open the call for your questions. Operator?

Operator:	Thank you. Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If you question has been answered and you wish to withdraw your polling request, you may do so by pressing the pound key.

If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you have pressed star-1 to ask a question before this time, please press it once more to ensure you are entered into the queue.

One moment please for the first question.

John McDermott:	While we are waiting for the first question, I would like to give a quick update on our patent litigation with Dr. Lazarus. We met last week in a mediation session and I am pleased to report that we have settled the case by acquiring a license to the patent. We think this is a good resolution and nice addition to our IP portfolio.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

So with that, Operator, we are ready for the first question.

Operator:	Your first question comes from the line of John Putnam of Dawson James.

John Putnam:	Thanks very much. I wondered if you might elaborate on your reason, really, for lowering the revenue expectation for the second half, John, and also, I guess, a little bit of guidance, if you will, on legal expenses going forward.

John McDermott:	Yeah, let me start with the revenue guidance. The decision to revise the guidance was really based on the year-to-date actual sales and our forecast certainly for the six months. We also factored in our plan to maintain the current size of the sales force, around 50 reps, through the end of this year, and that decision is based upon several factors.

First, as discussed earlier, we are strengthening our sales-force training program and it does not make sense to add new people right now until that is done. So, our short-term focus will be on our new hires, our recent hires and making sure we are giving them all the tools and training they need to be successful.

Second, as we also discussed, we are using procedure data to develop an optimal sales-territory map to make sure that we have all the right people in the places. This will give us a road map for where we want to add new reps as well. Third, we believe that we have the capacity, we’ve got additional capacity, within our current sales force to increase sales.

On average, we do about four cases per month, per territory and we know a well-trained experienced rep can do up to three times that number. So, we see a lot productivity opportunities with the current team, and this includes additional accounts we currently serve as well as opening new accounts. And

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

lastly, we announced that we are introducing some important new products including the 34-mm cuffs in the fourth quarter and the new delivery system in the first half of next year.

Obviously, we will be doing a lot of sales-force training for these new products, especially the new delivery system. It doesn’t make sense right now to bring new people in and train on one system only to retrain in six months on a completely new system. So, it’s better for us to wait until we get the alignments done, get the new training program in place. So, that’s why we’re holding the line on our 50 reps.

And as discussed on the call, all of our focus is on growing the Powerlink sales and these initiatives support that goal. As it relates to the second half, we’ve really got all of those initiatives factored into our revised guidance. But, those are the highlights of the reason for the change.

John Putnam:	John, did you experience any higher turnover in the second quarter?

John McDermott:	I wouldn’t say higher than what we’ve experienced historically. It’s been higher, as I mentioned, than I’d like it to be, and I think some of these initiatives will help address that, but nothing unique to Q2.

John Putnam:	And the new legal expenses going forward, what do you see happening there?

John McDermott:	Well again, we’ve got a good forecast of the legal fees moving forward. The Lazarus situation is settled, so that comes out of the move forward. We just got out the remaining (Cook) issues, and then we hope to return, after that ultimately gets addressed, back to a more normal run rate with legal.

John Putnam:	Okay, thanks a lot.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

John McDermott:	You’re welcome.

Operator:	Once again, ladies and gentlemen, as a reminder to register for a question, please press star then the number 1 on your telephone.

Your next question comes from the line of Shawn Fitz of Stephens Inc.

Shawn Fitz:	Yes, good afternoon, John thanks for taking my question.

John McDermott:	Sure, Shawn.

Shawn Fitz:	When we think about the sales initiatives and some of the plans you guys have to improve the productivity of the sales force, if you think about kind of the three or four main items, which of those can drive the most significant delta in the shortest amount of time?

John McDermott:	Well, it’s difficult to pick one of those out honestly. As I mentioned, one of the things that we can do a better job with is our sales-force turnover. This is one of those very -— as you heard from following the company-— it’s a very relationship-oriented business and to the extent that you have high sales-force turnover, that just disrupts those relationships and makes it difficult to get meaningful long-term trash in an account.

So, I think going after the turnover is important and I believe that one of the reasons that we’ve had higher turnover than we’d like is the sale- training program. We have a program obviously, but I don’t think we’ve done as good a job as we can do getting our people ready early in their tenure. And, so I think those two things will make a contribution.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

Certainly the new comp plan, you know, rolling out this new commission plan, it’s much more of a growth-oriented plan so for those reps who sell more, they’re going to make more. And obviously we’re getting good feedback from the field on their earning potential of the reps and that’s encouraging to us.

So, I think all of the sales initiatives, including the sales leadership will combine, give us good overall results. But, it’s difficult to single one of those out; I think they’re all going to contribute.

Shawn Fitz:	You know, and again, I think in the first quarter, you know, turnover had been something that we had focused in on, when we think about the turnover that you’re experiencing now, are you seeing more turnover in the most recent hires or is it really kind of across the spectrum of your experience on the rep side?

John McDermott:	It tends to be more the newer reps, which is why it leads me to believe that, you know, it could be a couple things, maybe we haven’t done as good a job profiling, you know, what are the ideal characteristics of a rep moving forward. I have a very clear picture of that moving forward.

But, in addition to that, I think there’s training, you know, the new reps may have struggled some more than they needed to had we done a better job really preparing them to be successful. So, that’s why we think putting some more resource effort into getting them ready fast is going to matter.

And to that end, you know, if you looked at our whole sales force right now, what we’re doing in the -— very tactically in short term is we’re going to focus the majority of our training resource in Q3 on what I’d call the rookie class or

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

those sales representatives that have been with the company less than 12 months.

Because those are the ones that clearly are still coming up the learning curve, those would typically be the ones we would think of that would have the highest degree of turnover risk if they’re not given the tools and training to be successful. So, that’s how that’s going to play out.

Shawn Fitz:	And I guess just real experience, is that an easier problem to grapple with, with turnover with your least-experienced reps than it would be essentially to have kind of turnover across the spectrum of experience levels?

John McDermott:	I would be, honestly, I’d be troubled if we had high turnover in our seasoned reps. I don’t see that at all. In fact I get a lot of enthusiasm with our senior people. They as individuals and we as a company are very committed to this platform and we’ve seen how successful it is and how effective it is to treating aneurisms.

So, I think if you talk to our senior people, you would find them extremely committed, not to just the AAA, but to this device in particular, in this company. So, where we see the turnover is in the newer reps and I think that’s fixable. It doesn’t happen overnight, but we’re laying down the right building blocks to get stronger as we move forward.

Shawn Fitz:	Okay, and then last question, along that line of thinking, there’s a lot of initiatives, new management, new leadership, new training. Should we expect to see continued sequential improvement in rep productivity in the face of all that, John, or should we maybe be a little more modest in terms of our expectations on productivity-per-rep?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

John McDermott:	Well certainly, that’s the goal moving forward. I guess your question is timing, when do you start to see those incremental gains? Within our guidance, we’ve put, you know, we’ve considered relatively modest productivity gains, we’ve got some, but we haven’t pushed into too hard, you know.

Again, I think it’s based into the guidance right now, we look at it on an individual basis and, as I said, on average, if you looked at the whole sales force, we do about four cases a month. And, we know that a fully loaded rep can do three times that number. So, we’ve got a lot of capacity there. And the lower volume, of course, is happening in the rookie class, which is where a lot of attention is going to be applied over Q3.

We certainly want to get those folks trained up and strong as we then come out to roll, you know, we roll out our new products. When we hit the cuffs in Q4 and then the new-delivery set-up in the first half of next year, the goal would be to have that rookie class no longer be rookies at all, but very strong, capable, talented people.

And in fact, some of the people that fall under the rookie class are actually very experienced AAA reps. So, you can’t necessarily put them all into one bucket. We’ve got some extremely talented rookies that are already starting to put up some good numbers.

Shawn Fitz:	Okay. John, thanks, Bob, thanks for your time.

John McDermott:	You bet.

Bob Krist:	Sure.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

Operator:	Your next question comes from the line of Robert Cvengros of Next Generation Equity.

Robert Cvengros:	Hey, guys.

John McDermott:	Hey, Bob.

Bob Krist:	Hey, Bob.

Robert Cvengros:	Just interested in getting some color on Japan. I noticed that your revenues, sequentially, are down a bit and I saw that you had a restocking order or a stocking order in Japan in the first quarter. Just interested in finding out about, do you have subsequent restocking or do you have any visibility about procedures in Japan?

John McDermott:	Yeah, we do, things are going well in Japan, actually. We just completed our third physician-training course and since kicking off in the April timeframe, we’ve trained about 64 Japanese doctors on the system. And our case volume continues to improve every month. They’ve got 13 reps dedicated to the Powerlink System in Japan.

And we have just recently received a replenishment order from Cosmotec, so they’re already starting to work off their stocking order, now they’re in replenishment mode, so you know, we’re starting to see some good activity there.

Robert Cvengros:	Are orders, I mean every time there’s an order, is it, like, a bulk order or is it just the order — how do the orders work?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

John McDermott:	It’s lumpy, yeah they tend to order in blocks, it’s not small amounts — we get some smaller orders each month, but more recently, we’ve got another good-size order.

Robert Cvengros:	Got it. So, it sounds like this procedure scheduled opportunities in Japan, how about with LeMaitre how are things tracking with them?

John McDermott:	They’re doing well. They have exceeded their minimums through Q2 and they’re tracking to have a very good year for us.

Robert Cvengros:	Got it.

Bob Krist:	Hey, Bob, this is Bob Krist. Just to add to what John said and to confirm your observation, if you were to take out those Cosmotec shipments and look at the sequential performance internationally without those numbers in it, you would be up about 15% to16% sequentially, which is very consistent with the domestic-sales increase.

Now, we usually see a little more seasonality in the summer months out of Europe, so we may not have that kind of sequential activity in this upcoming quarter, but it’s been quite strong growth inside and outside the U.S. business.

Robert Cvengros:	And just on another note, ASP for the Powerlink is domestically, relatively firm compared to other quarters?

Bob Krist:	Yes, it is holding very nicely.

Robert Cvengros:	That will do it for right now, thank you.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
07-24-08/4:00 pm CT
Confirmation #55350143

Operator:	That is all the time we have today. Please proceed with your presentation or any closing remarks.

John McDermott:	Okay, once again I would like to thank everyone for joining us today for your questions and for your support. We are committed to continued sales growth in market-share gains with the Powerlink System. If you have any additional questions, please call either Bob or me. We look forward to keeping you apprised of our progress and thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.
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